Exhibit 1.01

ACQUISITION AGREEMENT

between

3211953 NOVA SCOTIA COMPANY

and

KINDER MORGAN, INC.

and

FORTIS INC.

Dated February 26, 2007

Page

ARTICLE 1	DEFINITIONS

1.1	Defined Terms

1.2	Interpretation and Construction

ARTICLE 2	THE TRANSACTION; PURCHASE PRICE

2.1	Sale and Purchase

2.2	Purchase Price

ARTICLE 3	CLOSING

3.1	Closing

3.2	Closing Deliveries by Seller

3.3	Closing Deliveries by Buyer

3.4	Merger with Closing

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Organization

4.2	Corporate Status

4.3	Seller’s Authority

4.4	No Conflict

4.5	No Defaults

4.6	Consents and Approvals

4.7	Public Filings

4.8	Financial Statements

4.9	Absence of Certain Changes

4.10	Tax Representations

4.11	Compliance With Applicable Laws

4.12	Permits

4.13	Legal Proceedings

4.14	Title

4.15	Restrictions on Business Activities

4.16	Material Contracts

4.17	Employee Matters

4.18	Pension and Employee Benefits

i

(continued)

Page

4.19	Regulatory Proceedings

4.20	Intellectual Property

4.21	Environmental

4.22	Insurance

4.23	Management Controls

4.24	Books and Records

4.25	Brokerage and Finders’ Fees

4.26	No Material Adverse Effect

4.27	U.S. Operations

4.28	No Other Representations

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization

5.2	Buyer’s Authority

5.3	No Conflict

5.4	Consents and Approvals

5.5	Buyer’s Status

5.6	No Knowledge of a Breach

5.7	Financing

5.8	Legal Proceedings

5.9	Brokerage and Finders’ Fees

5.10	Nature of Investment

5.11	Independent Investigation

ARTICLE 6	CONDUCT OF BUSINESS PENDING CLOSING

6.1	Conduct of Business

6.2	Pre-Closing Reorganization

6.3	Satisfaction of Closing Conditions

ARTICLE 7	EMPLOYEE MATTERS

7.1	Maintenance of Benefit Plans

7.2	Recognition of Service

7.3	Maintenance of Terms of Employment

(continued)

Page

7.4	Unionized Employees

ARTICLE 8	TAX MATTERS

8.1	Tax Returns

8.2	Tax Refunds

8.3	Access to Tax Records

8.4	Retention of Books and Records

ARTICLE 9	ADDITIONAL AGREEMENTS

9.1	Access to Information and Confidentiality

9.2	Regulatory Consents

9.3	Intentionally deleted

9.4	Audited Financial Statements

9.5	Public Announcements

9.6	Supplemental Disclosure

9.7	Expenses

9.8	Damage or Casualty Loss

9.9	Excluded Assets

9.10	Removal of Retained Marks

9.11	Insurance

9.12	Derivative Instruments

9.13	Buyer Financings

9.14	Disclosed Information

ARTICLE 10	CONDITIONS TO OBLIGATIONS OF SELLER

10.1	Seller Conditions

ARTICLE 11	CONDITIONS TO OBLIGATIONS OF BUYER

11.1	Buyer Conditions

ARTICLE 12	TERMINATION, AMENDMENT AND WAIVER

12.1	Termination

12.2	Effect of Termination

12.3	Effect of Misrepresentation

(continued)

Page

ARTICLE 13	INDEMNIFICATION

13.1	Indemnification

13.2	Defence of Claims.

13.3	Conduct of Tax Claims

ARTICLE 14	MISCELLANEOUS

14.1	Notices

14.2	Amendment

14.3	Waiver

14.4	Entire Agreement

14.5	Termination of Confidentiality Agreement

14.6	Binding Effect; Assignment; No Third Party Benefit

14.7	Severability

14.8	Governing Law; Consent To Jurisdiction

14.9	Further Assurances

14.10	Disclosure Schedule

14.11	Guarantee of Performance

14.12	Counterparts

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into on the 26th day of February, 2007, between 3211953 NOVA SCOTIA COMPANY, KINDER MORGAN, INC. and FORTIS INC.

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Acquired Entities, together with the Acquired Entities’ respective interests in the Partially-Owned Entities, such acquisition to be completed by way of purchase following completion of the Pre-Closing Reorganization of all the issued and outstanding shares of Terasen Inc. (the “Purchased Shares”);

AND WHEREAS at the date hereof, Guarantor is the owner of the Purchased Shares and Guarantor intends to transfer the Purchased Shares to 3211953 Nova Scotia Company prior to Closing;

NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Acquired Entities” means Terasen Inc. and each of its Subsidiaries, wholly-owned, directly or indirectly, by Terasen Inc. after completion of the Pre-Closing Reorganization, each of which are listed in Section 4.2(a) of Seller’s Disclosure Schedule.

“Agreement” means this Acquisition Agreement, as the same may be amended or supplemented from time to time.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Balance Sheet” has the meaning assigned to such term in Section 4.8(a).

“Balance Sheet Date” means December 31, 2006.

“BCUC” has the meaning assigned to such term in Section 6.1(c).

“Benefit Plans” has the meaning assigned to such term in Section 4.18(a).

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in British Columbia.

“Buyer” means Fortis Inc.

“Buyer Indemnitees” means, collectively, Buyer and its Affiliates and its and their officers, directors, employees, agents and representatives.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Commissioner” has the meaning assigned to such term in Section 9.2(a).

“Confidentiality Agreement” means that certain confidentiality agreement dated February 2, 2007, between Buyer and Seller.

“Contaminant” means any pollutants, explosives, dangerous goods and substances, underground or above ground storage tanks, deleterious substances, special waste, liquid waste, industrial waste, hauled liquid waste or waste of any other kind, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other substance the storage, manufacture, disposal, handling, treatment, generation, use, transport or release into the environment of which is prohibited, controlled or regulated under any Environmental Law.

“CustomerWorks” means CustomerWorks L.P., an Ontario limited partnership, and includes its general partner, 630319 B.C. LTD.

“Debt” means indebtedness for borrowed money.

“Deductible Amount” means an amount equal to 2.5% of the Purchase Price.

“Direct Claim” means any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.

“Disclosed Information” has the meaning assigned to such term in Section 9.14.

“Disclosing Party” has the meaning assigned to such term in Section 9.6.

“Disclosure Schedules” means the Disclosure Schedules and related schedules of even date herewith of Buyer and Seller, as the same may be amended or supplemented in accordance with Section 9.6.

“Easements” has the meaning assigned to such term in Section 4.14(b).

“Effective Time” means 12:01 a.m. on the Closing Date.

“Employees” means the employees who are employed in the operation of the business of any Acquired Entity.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding or otherwise.

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil (land surface or subsurface strata), surface water or groundwater.

“Environmental Laws” means any and all Laws in effect as of the date of this Agreement relating to pollution or the environment or any Environmental Activity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning assigned to such term in Section 9.9(a).

“Financial Statements” has the meaning assigned to such term in Section 4.8(a).

“Foreign Acquired Entities” means Acquired Entities organized under the laws of a jurisdiction outside North America.

“GAAP” means Canadian generally accepted accounting principles with such exceptions to such Canadian generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule.

“Governmental Approvals” means all material consents and approvals of Governmental Entities that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws and the failure to obtain which would have a Material Adverse Effect.

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

“Guarantor” means Kinder Morgan, Inc., a Kansas corporation.

“Indemnifying Party” has the meaning assigned to such term in Section 13.2(a).

“Indemnitee” means any of Buyer Indemnitees or Seller Indemnitees, as the context requires.

“Information Provider” has the meaning assigned to such term in Section 9.14.

“Information User” has the meaning assigned to such term in Section 9.14.

“Intellectual Property Rights” means directly or indirectly, owning, licensing or otherwise having legally enforceable rights to use, or acquire on reasonable terms and without material expense, all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are material to and used in the business of any Acquired Entity or Partially-Owned Entity as presently conducted.

“KMC Business” means the crude oil, refined products, and other petroleum substance transportation and storage business carried on by Terasen Inc. directly and indirectly through those subsidiaries listed in Section A of Seller’s Disclosure Schedule.

“KMC Business Guarantees” has the meaning assigned to such term in Section 4.16(m).

“KMC Business LOC’s” has the meaning assigned to such term in Section 4.16(m).

“Knowledge” means, with respect to:

(a)                                  Seller, the actual knowledge of the Persons listed on Section C of Seller’s Disclosure Schedule and the knowledge that he or she would have assuming he or she made an inquiry reasonable in the circumstances; and

(b)                                 Buyer, the actual knowledge of the Persons listed on Section 1.1 of Buyer’s Disclosure Schedule and the knowledge that he or she would have assuming he or she made an inquiry reasonable in the circumstances.

“Laws” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the Toronto Stock Exchange), and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Losses” in respect of any matter, means any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees and disbursements, interest, penalties and amounts paid in settlement and judgments arising as a consequence of such matter.

“Material Adverse Effect”, when used in connection with any Person, means any adverse and material change, effect, circumstance, event or occurrence (other than any change or changes in general economic or industry conditions (including any change in Laws, or the supply, price or market for commodities)) with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations that is, or would be reasonably expected to be, material and adverse to the current or future business, operations, regulatory status, financial condition or results of operations of such Person, together with those of its Subsidiaries, taken as a whole, and, when used in connection with an Acquired Entity or Partially-Owned Entity refers to such entity together with all other Acquired Entities and Partially-Owned Entities, taken as a whole.

“Material Contract” has the meaning assigned to such term in Section 4.16(j).

“Misrepresentation” has the meaning assigned to such term in Section 4.7(a).

“No-Action Letter” has the meaning assigned to such term in Section 9.2(a).

“Notice” has the meaning assigned to such term in Section 14.1.

“Partially-Owned Entity” means any Person, other than an Acquired Entity, partially-owned directly by an Acquired Entity after completion of the Pre-Closing Reorganization (including CustomerWorks).

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, grants, authorizations, easements, certificates and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory liens (including material men’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) the rights of grantors and grantees under Easements and other real property interests, the rights of third parties under any agreement, executed in the ordinary course of business, as would not result in a Material Adverse Effect, (iv) the rights of licensors and licensees under licenses executed in the ordinary course of business, (v) utility easements, restrictive covenants and defects, imperfections or irregularities of title or liens, if any, as would not result in a Material Adverse Effect, (vi) purchase money liens and liens securing rental payments under capital lease arrangements executed in the ordinary course of business, (vii) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (viii) Encumbrances entered into in the ordinary course of business which do not secure the payment of indebtedness for borrowed money and which do not materially adversely affect the ability of Buyer, directly or indirectly, to conduct the business of any Acquired Entity or any Partially-Owned Entity, (ix) any other matters which may be disclosed by a current and accurate survey of the assets and properties of any Acquired Entity or any Partially-Owned Entity, (x) any conditions relating to the real property or real property rights owned or leased by an Acquired Entity or any Partially-Owned Entity, which are disclosed on any title commitments, reports or opinions or in any land files made available to Buyer, and (xi) Encumbrances created by Buyer, or its successors and assigns.

“Person” includes any individual, firm, corporation, partnership (limited or general), joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, enterprise, unincorporated association or organization, Governmental Entity or a syndicate or other entity, whether or not having legal status.

“Pre-Closing Reorganization” means (i) the amalgamation on February 16, 2007 between the predecessor, Terasen Inc., 4371330 Canada Inc. (formerly known as 0731297 B.C. Ltd.) and Terasen Pipelines (Trans Mountain) Inc. (the amalgamating entity continuing under the name Terasen Inc.), and (ii) the transactions described in Section 6.2 of Seller’s Disclosure Schedule.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Purchase Price” means $1,801 million, minus the principal amount of the TI Debt as at the Effective Time.

“Purchased Shares” has the meaning assigned to such term in the first recital hereto.

“Rate Change” has the meaning assigned to such term in Section 6.1(i).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense (including the payment of fees or other compensation to any Person (unless expressly provided for in an existing contractual commitment), other than a Governmental Entity).

“Receiving Party” has the meaning assigned to such term in Section 9.6.

“Release” means discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, migrate, pour, emit, empty, throw, dump, place or exhaust, and when used as a noun has a similar meaning.

“Retained Marks” has the meaning assigned to such term in Section 9.10.

“Seller Retained Marks” means the names, trade-marks, service marks, logos and trade names referred to in Section 9.10 of Seller’s Disclosure Schedule.

“Seller” means, at the date hereof, Guarantor and, from and after the effective time of the transfer referred to in the second recital hereto, 3211953 Nova Scotia Company.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Indemnitees” means, collectively, Seller, Seller Affiliates and its and their officers, directors, employees, agents and representatives.

“Statutory Plans” means statutory benefit plans to which Seller is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workers’ compensation and employment insurance legislation.

“Subsidiary” means, in respect of any Person, an Affiliate controlled (as such term is used for the purposes of the definition of Affiliate) by such Person.

“Supplemental Disclosure” has the meaning assigned to such term in Section 9.6.

“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time.

“Tax Claim” has the meaning assigned to such term in Section 13.3(a).

“Tax Returns” means any return or report, declaration, claim for refund, information return, designation, notice, filing, remittance, form or statement relating to Taxes (whether in tangible or electronic form), including any related schedules, attachments or other supporting information, with respect to Taxes, and including any amendment thereto.

“Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Entity, including environmental taxes, excise taxes, customs duties, utility, property, income, capital, goods and services taxes, sales and value added taxes, transfer and fuel taxes, and any other taxes, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and premiums and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Period” has the meaning assigned to such term in Section 9.6.

“Third Party” means any Person other than (i) Seller or any Seller Affiliates, or (ii) Buyer or any of its Affiliates.

“Third Party Claim” means any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Third Party.

“TI Debt” means the unconsolidated Debt of Terasen Inc., other than the principal amount of Debt owing by Terasen Inc. to any Acquired Entity or any Partially-Owned Entity, which is listed in Section B of Seller’s Disclosure Schedule.

“Title Warranties” means: (i) in respect of Seller, the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4(a) and 4.4(b); and (ii) in respect of Buyer, the representations and warranties set forth in Sections 5.1, 5.2, 5.3(a) and 5.3(b).

1.2                               Interpretation and Construction.  In interpreting and construing this Agreement, the following principles shall be followed:

(a)                                  the terms “herein”, “hereof”, “hereby”, and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)                                 unless otherwise indicated herein, references to Articles, Sections, and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement;

(c)                                  monetary references shall, unless expressly stated to the contrary, be to Canadian dollars;

(d)                                 all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(e)                                  no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f)                                    the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(g)                                 the plural shall be deemed to include the singular and vice versa; and

(h)                                 each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the text of this Agreement and any exhibit, attachment or schedule, the provisions of the text of this Agreement shall prevail, except that Section 6.2 of Seller’s Disclosure

Schedule shall govern in the event of inconsistency between it and the text of this Agreement.

ARTICLE 2
THE TRANSACTION; PURCHASE PRICE

2.1                               Sale and Purchase.  At the Closing, and subject to the terms and conditions in this Agreement, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Shares.

2.2                               Purchase Price.  In consideration of the sale of the Purchased Shares, Buyer shall pay to Seller on Closing the Purchase Price by wire transfer in immediately available funds, less applicable withholding tax if Seller is not a resident of Canada.

ARTICLE 3
CLOSING

3.1                               Closing.  Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date.  The Closing shall take place at the offices of Blake, Cassels & Graydon LLP, Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia or such other place as the Parties may agree, at 10:00 a.m., Vancouver, British Columbia time, on the fifth Business Day following satisfaction or waiver of the conditions to close in Sections 10.1(d) and 11.1(d) hereof, but not later than November 30, 2007, or at such other time as the Parties may agree.  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2                               Closing Deliveries by Seller.  At the Closing, Seller will deliver or cause its Affiliates, as applicable, to deliver the following documents to Buyer duly executed by Seller or, if applicable, an Affiliate of Seller:

(a)                                  A certificate executed on behalf of Seller by the president or any vice president of Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 11.1(a) and 11.1(b) have been fulfilled.

(b)                                 The certificates, instruments and documents listed below:

(i)                                     Assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance reasonably acceptable to Buyer and Seller for transfer of the Purchased Shares to Buyer.

(ii)                                  The minute books and equity transfer records of (A) each Acquired Entity, and to the extent in the control of Seller, each Partially-Owned Entity (which may be delivered at Seller’s offices).

(c)                                  The written resignations of those officers and directors or managers, as the case may be, of each Acquired Entity and each Partially-Owned Entity who pursuant to Section 3.2(c) of Seller’s Disclosure Schedule are not continuing with such Acquired Entity or Partially-Owned Entity (as applicable) following Closing, such resignations to be effective concurrently with the Closing.

(d)                                 Evidence of the Governmental Approvals and the approval of Knight Holdco LLC, a Delaware limited liability company, required for Seller to enter into this Agreement and complete the transactions contemplated herein.

(e)                                  Such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

3.3                               Closing Deliveries by Buyer.  At the Closing, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller duly executed by Buyer or, if applicable, an Affiliate of Buyer:

(a)                                  A certificate executed by the president or any vice president of Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 10.1(a) and 10.1(b) have been fulfilled.

(b)                                 Evidence of the Governmental Approvals required for Buyer to enter into this Agreement and perform its obligations hereunder.

(c)                                  Such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

3.4                               Merger with Closing.  Notwithstanding anything to the contrary herein expressed or implied, all covenants set forth in this Agreement, to the extent required to be performed prior to Closing, and all representations and warranties set forth in this Agreement (other than the Title Warranties), including as such representations and warranties (other than the Title Warranties) and covenants may be brought forward to Closing, shall merge with Closing and shall cease to have any further force or effect, and following Closing each Party releases the other Party from any loss, liability or any other claim arising in respect of any inaccuracy or other breach thereof, and covenants to not make or otherwise prosecute any claim against such other Party or its Affiliates with respect thereto; provided, however, that this Section 3.4 shall not derogate from Section 13.1(b)(iv).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Seller and, to the extent specified in Sections 4.1 and 4.3(b), Guarantor hereby represents and warrants to Buyer as follows, subject to Section 6.2 and in each case except as set forth in Seller’s Disclosure Schedule (each of which exceptions shall specifically identify the relevant sections hereof to which it relates):

4.1                               Organization.  Each of Seller and Terasen Inc. is, and Guarantor represents and warranties that it is, a corporation duly organized, validly existing and in good standing under the Laws of its constating jurisdiction.

4.2                               Corporate Status.

(a)                                  Incorporation and Status.  Section 4.2(a) of Seller’s Disclosure Schedule sets forth the (i) name, (ii) constating jurisdiction, (iii) authorized and issued capital, and (iv) legal and beneficial shareholder(s) of each Acquired Entity and to the Knowledge of Seller, Partially-Owned Entity.  Each Acquired Entity, and to the Knowledge of Seller, Partially-Owned Entity, has all requisite corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted.

(b)                                 Qualification.  Each Acquired Entity is duly qualified or licensed to do business as a corporation and, to the extent such concept is legally recognized, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except where, individually or in the aggregate, the failure to be so qualified or licensed would not have a Material Adverse Effect with respect to such Acquired Entity.

(c)                                  Ownership of Equity and Encumbrances.

(i)                                     The Purchased Shares are owned by Seller free and clear of all Encumbrances, except for restrictions on transfer that may be imposed by the constating documents of Terasen Inc., or encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.  All of the Purchased Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Seller or of Terasen Inc. and were issued in compliance with the Laws of its constating jurisdiction, all applicable securities Laws and the constating documents of Terasen Inc.

(ii)                                  All of the outstanding shares and other ownership interests of each Acquired Entity (other than Terasen Inc.) and, to the Knowledge of Seller, each Partially-Owned Entity (as it relates to the portion owned by an Acquired Entity only), are owned by the Acquired Entity listed in Section 4.2(c) of Seller’s Disclosure Schedule and shown as owning such shares or other ownership interests, free and clear of all Encumbrances, except for restrictions on transfer that may be imposed by each respective entity’s constating documents, or encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.  All such shares have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of pre-emptive or similar rights.

(d)                                 Ownership of Other Persons.  No Acquired Entity owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(e)                                  Options and Rights to Acquire Equity.  There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Seller or an Acquired Entity to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of an Acquired Entity or a Partially-Owned Entity, nor are there outstanding any securities or obligations of any kind of an Acquired Entity which are convertible into or exercisable or exchangeable for any capital stock of an Acquired Entity or any other Person and no Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities.  Except as disclosed in Sections 4.2(e) and 4.18 of Seller’s Disclosure Schedule, there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of an Acquired Entity.  There are no outstanding bonds, debentures or other evidences of indebtedness of any Acquired Entity having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the holders of common shares of each Acquired Entity on any matter.  There are no stockholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Seller or an Acquired Entity is a party or bound with respect to the voting, disposition or registration of any outstanding securities of an Acquired Entity or a Partially-Owned Entity.

(f)                                    Organizational Documents.  Except as disclosed in Section 4.2(f) of Seller’s Disclosure Schedule, Seller has made available to Buyer accurate and complete copies of its constating documents as currently in effect with respect to each Acquired Entity and, to the Knowledge of Seller, each Partially-Owned Entity.

(g)                                 Foreign Acquired Entities.  Insofar as the representations and warranties in the foregoing subsections (a) through (f) relate to Foreign Acquired Entities, they are to be read as qualified by Seller’s Knowledge.

4.3                              Seller’s Authority

(a)                                  Seller has full corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby.  Each of this Agreement and the other documents related to the transactions contemplated hereunder has been or will be duly and validly executed and delivered by Seller and constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(b)                                 Guarantor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

4.4                               No Conflict.  Except for those consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.6, and assuming all consents, approvals, orders, authorizations, registrations, declarations and filings listed on Section 4.6 of Seller’s Disclosure Schedule have been made or received, the execution, delivery, and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby do not and will not:

(a)                                  conflict with, or violate any provision, of the constating documents of Seller or any Acquired Entity that is not a Foreign Acquired Entity or, to the Knowledge of Seller, any Foreign Acquired Entity or Partially-Owned Entity;

(b)                                 violate or breach any Laws binding upon Seller, any Seller Affiliate, any Acquired Entity, or to the Knowledge of Seller, any Partially-Owned Entity;

(c)                                  violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity is a party or by which any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity or its or their property is bound or subject; or

(d)                                 result in the imposition of any Encumbrance upon or require the sale or give any Person the right to acquire the assets of any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, or restrict, hinder, impair or limit the ability of any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity to carry on their respective businesses as and where they are now being carried on or as contemplated to be carried on as disclosed by Seller to Buyer;

except in the case of clauses (b) through (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to any Acquired Entity or any Partially-Owned Entity, as the case may be, or materially impair the ability of Seller to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

4.5                               No Defaults.  Except as disclosed in Section 4.5 of Seller’s Disclosure Schedule, no Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity or other party thereto, is in default under or violation, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation, or permit the termination, of (i) their respective constating documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, is a party to or by which any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, or any of its or their property is bound or subject, except, in the case of clause (ii) defaults, violations and terminations which, individually or in the aggregate, would not have a Material Adverse Effect with respect to any such Acquired Entity or Partially-Owned Entity.

4.6                               Consents and Approvals.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or permit from, any Governmental Entity or other Person is required to be made or obtained by Seller or any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, in connection with the execution, delivery and performance of this Agreement or any other documents related to the transactions contemplated hereunder by Seller, the performance of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby, other than:

(a)                                  any consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings, or registrations, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair Seller’s ability to perform its obligations hereunder;

(b)                                 such registrations and other actions required under federal, state, provincial and territorial securities Laws as are contemplated by this Agreement;

(c)                                  any filings required under applicable corporate constating legislation;

(d)                                 as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates; or

(e)                                  as disclosed in Section 4.6 of Seller’s Disclosure Schedule.

4.7                               Public Filings.

(a)                                  Definition.  For the purposes of this Section 4.7, “Misrepresentation” has the meaning assigned to such term in the Securities Act (British Columbia).

(b)                                 Filings.  Since December 1, 2005, each Acquired Entity has timely filed all forms, reports, schedules, statements and other documents required to be filed with (i) Canadian securities regulatory authorities, (ii) any other applicable federal, state, provincial or territorial securities authority, and (iii) any other Governmental Entity, except where the failure to file any such forms, reports, schedules, statements or other documents would not have a Material Adverse Effect with respect to such Acquired Entity.

(c)                                  Accuracy of Filings.  The forms, reports, schedules, statements and other documents referred to in Section 4.7(b), at the time filed:

(A)                              to the extent based on events, facts or circumstances occurring prior to December 1, 2005, to the Knowledge of Seller; and

(B)                                to the extent based on events facts or circumstances occurring on or after December 1, 2005,

(ii)                                  did not contain any Misrepresentation;

(iii)                               did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made; and

(iv)                              complied in all material respects with the requirements of applicable Laws.

(d)                                 No Confidential Filing.  No Acquired Entity has filed any confidential material change report with any Canadian securities authority or regulator or any stock exchange that remains confidential.

4.8                               Financial Statements.

(a)                                  Financial Statements.  Attachment FS to Section 4.8(a) of Seller’s Disclosure Schedule contains an unaudited consolidated balance sheet (the “Balance Sheet”), income statement and cash flow statement of Terasen Inc. as of December 31, 2006 prepared in accordance with GAAP applied on a consistent basis during the period involved, except as otherwise disclosed in Attachment FS and excluding any notes and year-end audit adjustments required by GAAP, subject to the assumptions and limitations set forth therein (the “Financial Statements”).

(b)                                 Accuracy.  The Financial Statements (i) are in accordance with the books and records of Terasen Inc., (ii) contain and reflect all necessary adjustments for fair presentation of the results of operations and the financial condition of the business of Terasen Inc. for the periods covered thereby, (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of Terasen Inc., and (iv) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of each Acquired Entity as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material, individually or in the aggregate.

(c)                                  No Change.  From January 1, 2006, there has been no change by any Acquired Entity in its accounting policies, methods, practices or principles that are material to the Financial Statements, except as described in the notes thereto.

(d)                                 No Dividend or Distribution.  Except as disclosed in Section 4.8(d) of Seller’s Disclosure Schedule, from January 1, 2006, there have been no dividends or other shareholder distributions paid by any Acquired Entity.

4.9                               Absence of Certain Changes.  Since the Balance Sheet Date, each Acquired Entity and, to the Knowledge of Seller, each Partially-Owned Entity has conducted its respective business only in the ordinary course in a manner consistent with past practice and there has been no Material Adverse Effect with respect to any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect with respect to an Acquired Entity or, to the Knowledge of Seller, a Partially-Owned Entity or which materially and adversely affects the ability of Seller to consummate the transactions contemplated hereby or to restrict, hinder, impair or limit the ability of Seller, or any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity to carry on its respective business as and where they are now being carried on or as contemplated to be carried on as disclosed by Seller to Buyer.

4.10                        Tax Representations.  At the Effective Time, Seller will be a resident of Canada within the meaning of the Tax Act.  Except as disclosed in Section 4.10 of Seller’s Disclosure Schedule, for all periods in respect of Tax commencing after November 30, 2005 and to the Knowledge of Seller, all other periods:

(a)                                  Fiscal Periods. The fiscal year end of each Acquired Entity, for income tax purposes, is December 31.

(b)                                 Tax Returns. Each Acquired Entity has timely filed or caused to be filed all Tax Returns required to be filed by it with the appropriate Taxing Authority and such Tax returns are correct and complete in all material respects.

(c)                                  Tax Payments.  Each Acquired Entity has timely paid or caused to be paid to the appropriate Governmental Entity all Taxes shown to be due and payable on the Tax Returns filed or caused to be filed by it and all Taxes due and payable by it under or as a result of any assessments, reassessments, governmental charges, penalties, interest or fines and has timely satisfied all withholding, instalment, deposit and remittance requirements imposed on, or with respect to Taxes of, it.

(d)                                 Tax Assessments.  Each Acquired Entity has received assessments from the appropriate Governmental Entity for all Taxes shown on the Tax Returns in respect of periods ending on or before December 31, 2005.

(e)                                  Extension of Time.  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments or reassessment of any Tax or the filing of any Tax Returns, designations or similar filings related to Taxes or the payment of any Tax by any Acquired Entity.

(f)                                    Tax Reassessments.  There are no appeals, actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now subsisting against any Acquired Entity in respect of Taxes, nor are there any matters which are the subject of any agreement with any Taxing Authority relating to claims for additional Taxes which affect any Acquired Entity, nor, to the Knowledge of Seller, are any such matters under discussion with any such Taxing Authority in respect of any period.

(g)                                 Tax Provisions.  The Financial Statements contain adequate provision in accordance with GAAP for amounts of Taxes payable but not yet due in respect of the accounting period covered by the Financial Statements.

(h)                                 GST.   Each Acquired Entity has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of any and all Taxes payable under Part IX of the Excise Tax Act (Canada) or under any provincial legislation similar thereto.

4.11                        Compliance with Applicable Laws.  Each Acquired Entity and, to the Knowledge of Seller, each Partially-Owned Entity, is in compliance with all Laws (other than

Environmental Laws, as to which Seller’s sole representations and warranties are set forth in Section 4.21 and Laws relating to Taxes, as to which Seller’s sole representations and warranties are set forth in Section 4.10) other than Laws the non-compliance with which would not, individually or in the aggregate, have a Material Adverse Effect with respect to such Acquired Entity or, to the Knowledge of Seller, such Partially-Owned Entity.

4.12                        Permits.  Each Acquired Entity, and to the Knowledge of Seller, each Partially-Owned Entity holds all Permits necessary to own, lease and operate their properties and to lawfully carry on their respective businesses as they are now being conducted, except where the failure to be in possession of such Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, and there is no action, proceeding or investigation pending or, to the Knowledge of Seller, threatened regarding any of the Permits which would have a Material Adverse Effect with respect to any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity.  No Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity, is in conflict with, or in default or violation of any of the Permits, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity.

4.13                        Legal Proceedings.  (i) No Proceeding is pending or, to the Knowledge of Seller, threatened against any Acquired Entity or any of its properties, and (ii) to the Knowledge of Seller, no Proceeding is pending or threatened against any Partially-Owned Entity or any of its properties, in either of cases (i) or (ii), if decided adversely, materially impair the Parties’ ability to effect the Closing.  No investigation or review by any Governmental Entity with respect to an Acquired Entity or, to the Knowledge of Seller, a Partially-Owned Entity, is pending or, to the Knowledge of Seller, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which could not have a Material Adverse Effect with respect to an Acquired Entity or, to the Knowledge of Seller, a Partially-Owned Entity.

4.14                        Title.

(a)                                  Except (i) for Permitted Encumbrances, (ii) in the case of Terasen Inc. to the extent affected by the Pre-Closing Reorganization, (iii) as disclosed in Section 4.14 of Seller’s Disclosure Schedule, and (iv) for such matters which would not have a Material Adverse Effect, each Acquired Entity, and to the Knowledge of Seller, each Partially-Owned Entity, has legal and beneficial, good and marketable title to all of its properties and assets (real and personal, immovable and movable, tangible and intangible, including leasehold interests) sufficient to carry on their respective business as currently conducted including all the properties and assets reflected in the Balance Sheet, other than those disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice and the absence of which would not result in the inability to carry on its business as conducted by it on the date hereof.

(b)                                 The business of each Acquired Entity has been and is being operated in a manner which does not violate (in any manner which would, or which would be reasonably expected to, have a Material Adverse Effect with respect to an Acquired Entity) the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, “Easements”) used by an Acquired Entity in such business.  All Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have a Material Adverse Effect with respect to an Acquired Entity.  There are no special gaps in the Easements which would impair the conduct of such businesses in a manner that would, or that would be reasonably expected to, have a Material Adverse Effect with respect to an Acquired Entity.

4.15                        Restrictions on Business Activities.  Except as disclosed in Section 4.15 of Seller’s Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon any Acquired Entity and, to the Knowledge of Seller, any Partially-Owned Entity, that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of such Acquired Entity or Partially-Owned Entity, any acquisition of property by any Acquired Entity or Partially-Owned Entity or the conduct of business by any Acquired Entity or Partially-Owned Entity as currently conducted, other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect with respect to any Acquired Entity or Partially-Owned Entity.

4.16                        Material Contracts.

(a)                                  Section 4.16(a) of Seller’s Disclosure Schedule sets forth a list of all Debt for which any Acquired Entity is liable.

(b)                                 Section 4.16(b) of Seller’s Disclosure Schedule sets forth a list of all material joint venture agreements to which any Acquired Entity is a party.

(c)                                   Section 4.16(c) of Seller’s Disclosure Schedule sets forth a list of all contracts containing covenants limiting the freedom of any Acquired Entity to engage in any line of business or compete with any Person or operate at any location.

(d)                                 Section 4.16(d) of Seller’s Disclosure Schedule sets forth a list of all price swaps, hedges, futures or similar instruments to which any Acquired Entity is a party.

(e)                                  Section 4.16(e) of Seller’s Disclosure Schedule sets forth purchase contracts that restrict or limit the purchasing relationships of any Acquired Entity in any material manner.

(f)                                    Section 4.16(f) of Seller’s Disclosure Schedule sets forth contracts between any Acquired Entity and any labour organization or union.

(g)                                 Section 4.16(g) of Seller’s Disclosure Schedule sets forth confidentiality or standstill agreements entered into in connection with the consideration by an Acquired Entity of any acquisition of equity interests or assets (the effectiveness of which agreements extends beyond the date that is six months following the date of this Agreement) that restrict an Acquired Entity in the use of any information or the taking of any action.

(h)                                 Section 4.16(h) of Seller’s Disclosure Schedule sets forth contracts containing provisions triggered by a change of control of Terasen Inc. or other similar provisions other than those that are neither material nor employment contracts.

(i)                                     Section 4.16(i) of Seller’s Disclosure Schedule sets forth contracts that provide rights to indemnification to directors or officers of any Acquired Entity.

(j)                                     Except for contracts of the nature described in Sections 4.16(a) through 4.16(j) and 4.16(l), Section 4.16(j) of Seller’s Disclosure Schedule sets forth a list of all contracts or agreements which require or entitle any Acquired Entity to make or receive payments (contingent or otherwise) of at least $5 million annually or $20 million over the term of the contract, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which any Acquired Entity may exercise an option in its sole discretion to approve or disapprove (each of the documents set forth in Sections 4.16(a) through 4.16(j) and 4.16(l) of Seller’s Disclosure Schedule being a “Material Contract”).

(k)                                  Each Material Contract is (i) a legal, valid and binding obligation of each Acquired Entity enforceable against each Acquired Entity in accordance with its terms and, (ii) to the Knowledge of Seller, a legal, valid and binding obligation of each other party thereto enforceable against each other party thereto in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  No Acquired Entity is in breach of the terms of any such Material Contract where such breach would have a Material Adverse Effect with respect to such Acquired Entity and, to the Knowledge of Seller, no other party to any Material Contract is in breach of the material terms thereof.

(l)                                     Section 4.16(l) of Seller’s Disclosure Schedule sets forth franchise and operating contracts between the Acquired Entities and districts, municipalities, cities, towns and villages.

(m)                               Section 4.16(m).1 of Seller’s Disclosure Schedule is a list of all obligations in the nature of guarantees given by any Acquired Entity or Partially-Owned Entity for the benefit of the KMC Business (the “KMC Business Guarantees”).  Section 4.16(m).2 of Seller’s Disclosure Schedule is a list of all obligations in the nature of guarantees given by any Acquired Entity or Partially-Owned Entity other than KMC Business Guarantees.  Section 4.16(m).3 of Seller’s Disclosure Schedule is a list of all obligations under letters of credit of any Acquired Entity or Partially-Owned Entity for the benefit of the KMC Business (the “KMC Business LOC’s”).  Section 4.16(m).4 of Seller’s Disclosure Schedule is a list of all obligations under letters of credit of any Acquired Entity or Partially-Owned Entity other than KMC Business LOC’s.

4.17                        Employee Matters.

(a)                                  Except as disclosed in Section 4.17(a) Seller’s Disclosure Schedule, no Acquired Entity is (i) a party to any written policy, agreement, obligation, understanding or undertaking providing for severance or termination payments to, or any employment agreement with, any former or current director, officer or employee other than any agreement which applies to only one individual and which does not provide for payment to such individual in excess of $100,000 in any one calendar year or (ii) any oral policy, agreement, obligation, understanding or undertaking providing an entitlement to any former director, officer or employee to severance or termination payments, except such payments as may be required under common law.

(b)                                 No Acquired Entity is a party to any consulting contract, written or oral, providing for compensation of any individual in excess of $250,000 per calendar year.

(c)                                  No Acquired Entity has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any Acquired Entity’s employees.  No labour union or representative of the employees of any Acquired Entity claims to be seeking to represent employees of an Acquired Entity other than those that are parties to executed collective bargaining agreements identified in Section 4.17(c) of Seller’s Disclosure Schedule.  To the Knowledge of Seller, no union organizational campaign or representation petitions are currently pending with respect to any of the employees of any Acquired Entity or any Partially-Owned Entity.  No Acquired Entity is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of any of the Acquired Entities.  All collective bargaining agreements to which an Acquired Entity is a party have been duly ratified and there are no written or oral agreements which modify the terms of any such collective bargaining agreement.  No collective bargaining agreements or other labour contracts relating to employees of any of the Acquired Entities are being negotiated.  To the Knowledge of Seller, no Acquired Entity has breached any of its obligations under any collective bargaining agreements.  There is no labour strike or labour dispute, slowdown, lockout or stoppage actually pending or to the Knowledge of Seller threatened against or affecting any of the Acquired Entities, and the Acquired Entities have not experienced any labour strikes or labour disputes, slowdowns, lockouts or stoppages within the last three years that had a Material Adverse Effect on any Acquired Entity.  To the Knowledge of Seller, no union or collective bargaining representative has applied to have any Acquired Entity declared a related or successor employer pursuant to applicable labour Laws.

(d)                                 All employees and former employees of each Acquired Entity have been, or will have been on or before the Effective Time, paid, or adequate amounts shall have been accrued for wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation, for all services performed by them or that was accrued by them up to the Effective Time, in accordance with the obligations of any Acquired Entity under any employment or labour practices and policies or any collective bargaining agreement or individual agreement to which an Acquired Entity is a party, or by which an Acquired Entity may be bound, except for, in the case of severance and termination pay, statutory and common law requirements for payment in lieu of reasonable notice of termination.

(e)                                  Except as disclosed in Section 4.17(e) of Seller’s Disclosure Schedule, there are no current, pending or, to the Knowledge of Seller, threatened proceedings or claims before any board, tribunal, arbitrator or Governmental Entities with respect to employment and labour Laws, including, but not limited to, employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations, other than such proceedings and claims which, individually or in the aggregate, would not have a Material Adverse Effect with respect to any Acquired Entity.  No Acquired Entity is subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee or applicant for employment, labour union or other employee representative, or any Governmental Entity or arbitrator relating to claims of unfair labour practices, employment discrimination, or other claims with respect to employment and labour practices and policies that would have a Material Adverse Effect with respect to any Acquired Entity, and no Governmental Entity or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labour practices or policies of any Acquired Entity which currently has or would be reasonably expected to have a Material Adverse Effect with respect to any Acquired Entity.  There are no outstanding assessments, penalties, fines, Encumbrances, charges, surcharges, or other amounts due and owing pursuant to any workplace safety and insurance legislation by an Acquired Entity and no Acquired Entity has been reassessed in any material respect under such legislation during the past three years and, to the Knowledge of Seller, no audit is currently being performed pursuant to any applicable workplace safety and insurance legislation.  There are no claims or, to the Knowledge of Seller, potential claims which may materially and adversely affect accident cost experience.

4.18                        Pension and Employee Benefits.

Except as disclosed in Section 4.18 of Seller’s Disclosure Schedule:

(a)                                  Section 4.18(a) of Seller’s Disclosure Schedule sets forth a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, incentive, pension, profit sharing, current or deferred compensation, stock compensation, stock option, stock purchase, stock appreciation, phantom stock option, savings, retirement, supplementary retirement, hospitalization insurance, health or other medical, dental, life, legal, disability or other insurance (whether insured or self-insured) and similar plans or arrangements or practices, whether written or oral, which are sponsored, maintained or contributed to by any of the Acquired Entities, other than Statutory Plans (collectively referred to as the “Benefit Plans”).

(b)                                 No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws.  There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, grievances, arbitrations or other proceedings pending or, to the Knowledge of Seller, threatened in respect of any of the Benefit Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to any Acquired Entity and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, suit, claim, trial, demand, investigation, grievance, arbitration or other proceedings.

(c)                                  Seller has provided to Buyer true, correct, up-to-date and complete copies of the current versions of the Benefit Plans as amended (or, in the case of any unwritten Benefit Plan an up-to-date description of the material terms thereof) together with the most recent actuarial reports, financial statements, employee booklets and funding statements with respect to each of the Benefit Plans.  Seller has provided to Buyer a true and complete copy of the most recent annual information return filed with the Canada Revenue Agency with respect to each Benefit Plan in respect of which such a return was required.

(d)                                 All of the Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects in accordance with all applicable Laws, regulations, orders, or other legislative, administrative or judicial proclamations applicable to the Benefit Plans and in accordance with their terms and the terms of agreements, written or oral, between any of the Acquired Entities and its employees.  No fact or circumstance exists that could adversely affect the existing tax preferred or tax exempt status of a Benefit Plan.

(e)                                  All contributions or premiums required to be made by each Acquired Entity under the terms of each Benefit Plan, any collective bargaining agreements, or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Benefit Plans.

(f)                                    Each Benefit Plan that is subject to insurance or funding requirements is fully insured or fully funded (both on a going-concern and solvency basis) in accordance with the assumptions disclosed in the most recent applicable actuarial report and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by any Acquired Entity from any such regulatory authority.

(g)                                 There have been no improper withdrawals, applications or transfers of assets from any Benefit Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and no Acquired Entity and no Acquired Entity’s agent has been in breach of any fiduciary obligation with respect to the administration of the Benefit Plans or the trusts or other funding media relating thereto.

(h)                                 No amendments have been made to any Benefit Plan and no commitments to improve or otherwise amend any Benefit Plan will be made, or promised by any of the Acquired Entities prior to Closing except as required by applicable Laws to secure the continued registration of any existing Benefit Plan, nor has any intention or commitment to do any of the foregoing been communicated to any employee.

(i)                                     No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(j)                                     No employment, severance or termination agreement, other compensation arrangement or Benefit Plan provides for payment of a benefit, the increase of a benefit amount, forgiveness of indebtedness, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

(k)                                  None of the Benefit Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

(l)                                     All liabilities of the Acquired Entities (whether accrued, absolute, contingent or otherwise) related to the Benefit Plans have been fully and accurately accrued and disclosed, and reported in accordance with GAAP in the consolidated financial statements (including, in each case, any related notes thereto) contained in the Financial Statements.  No changes have occurred or are expected to occur to any Benefit Plan that would materially affect the most recent actuarial report prepared in respect of the applicable Benefit Plan.

(m)                               None of the Benefit Plans is a multi-employer pension plan as defined under the provisions of applicable Laws.

(n)                                 None of the Acquired Entities or, to the Knowledge of Seller, Partially-Owned Entities maintains or contributes to any ERISA-covered plans nor does it have any liability or potential liability with respect to any pension plan subject to Title IV or section 302 of ERISA or section 412 of the Internal Revenue Code.  As of the Closing Date, none of the Employees employed by any of the Acquired Entities or Partially-Owned Entities shall have any entitlements under any Benefit Plans that are subject to ERISA.

4.19                        Regulatory Proceedings.  No Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which is reasonably likely to result in orders having a Material Adverse Effect with respect to any Acquired Entity or Partially-Owned Entity (including a decrease in rates or rates of return) on the future operations or business of such Acquired Entity or Partially-Owned Entity nor has written notice of any such proceeding been received by any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity.

4.20                        Intellectual Property.  The Acquired Entities and, to the Knowledge of Seller, the Partially-Owned Entities own or otherwise hold the Intellectual Property Rights free and clear of any Encumbrances.  Each Acquired Entity and, to the Knowledge of Seller, each Partially-Owned Entity has an adequate right to the use of the Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Intellectual Property Rights are being used.  No Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity has received any written notice or claim, nor has it received any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of an Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by an Acquired Entity or, to the Knowledge of Seller, the Partially-Owned Entity in the ordinary course of such entity’s business as presently conducted infringes on any copyright, patent, trademark, service mark or trade secret of a third party where such infringement would have a Material Adverse Effect with respect to such Acquired Entity or Partially-Owned Entity.  No Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity has received any written notice or claim, nor has it received any other information, stating that the use by an Acquired Entity or Partially-Owned Entity of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of an Acquired Entity or Partially-Owned Entity as presently conducted infringes on any other Person’s trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications where such infringement would have a Material Adverse Effect with respect to an Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity.  No Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity has received any written notice or claim, nor has it received any other information, challenging the ownership by an Acquired Entity or Partially-Owned Entity or the validity of any of the Intellectual Property Rights.  All registered patents, trademarks, service marks and copyright held by an Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity are subsisting, except to the extent any failure to be subsisting would not have a Material Adverse Effect with respect to an Acquired Entity or Partially-Owned Entity.  To the Knowledge of Seller, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any Third Party, including any employee or former employee of each Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity.  No Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any Acquired Entity or, to the Knowledge of Seller, Partially-Owned Entity, except to the extent any such restriction would not have a Material Adverse Effect with respect to the Acquired Entities or, to the Knowledge of Seller, Partially-Owned Entity.

4.21                        Environmental.

(a)                                  Each Acquired Entity and, to the Knowledge of Seller, each Partially-Owned Entity is in substantial compliance with all applicable Environmental Laws.

(b)                                 In connection with Environmental Activities, there is no notice of infraction, action, suit or proceeding or, to the Knowledge of Seller, pending or threatened against, or in any other manner relating adversely to each Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity, or their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Entity, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Acquired Entities.

(c)                                  All material Environmental Permits which are necessary under any applicable Environmental Law for the ownership and operation by each Acquired Entity of the real property, assets and other facilities owned or used by each Acquired Entity and all of the properties related thereto have been duly obtained, made or taken and are in full force and effect, are not subject to further Environmental Permits or appeal, or any pending or, to the Knowledge of Seller, threatened legal or administrative proceedings, and there are to the Knowledge of Seller, no proposals to amend, revoke or replace such material Environmental Permits.

(d)                                 Each Acquired Entity has not and is not and, to the Knowledge of Seller, no past or present lessee, owner, occupant, or licensee or other Person other than each Acquired Entity has or is, engaged in any Environmental Activity at, upon, under, over, within or with respect to the real property owned or used by each Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity in violation of any applicable Environmental Law which would lead to the imposition of liability on, or a remediation order against an Acquired Entity or a Partially-Owned Entity and which would have a Material Adverse Effect with respect to such Acquired Entity.

(e)                                  No activities or operations of any Acquired Entity are or have been subject to any judicial, administrative or other proceedings alleging a violation of any applicable Environmental Law which, if adversely determined, would have a Material Adverse Effect with respect to any Acquired Entity.

(f)                                    To the Knowledge of Seller, no activities or operations of any Acquired Entity in respect of real property owned or used by any Acquired Entity are the subject of investigation or written notice from any Governmental Entity requiring material remedial action to respond to a Release of any Contaminant.

(g)                                 To the Knowledge of Seller, no Acquired Entity has been or is involved in any operations or Environmental Activity in violation of any applicable Environmental Law which activities would lead to the imposition of liability on, or a remediation order against, such Acquired Entity or any Partially-Owned Entity which would have a Material Adverse Effect with respect to any Acquired Entity.

(h)                                 No Acquired Entity has filed any written notice or report of a Release of a Contaminant with any Governmental Entity in respect of the real property owned or used by an Acquired Entity or any part thereof, the consequence of which Release would have a Material Adverse Effect with respect to any Acquired Entity.

(i)                                     To the Knowledge of Seller, no order, instruction or direction of any Governmental Entity has been issued which required any Acquired Entity or any Partially-Owned Entity to carry out any material environmental remediation of the real property owned or used by any Acquired Entity under any applicable Environmental Law.

(j)                                     Since August 1, 2005, to the Knowledge of Seller, no Acquired Entity or Partially-Owned Entity has Released any Contaminants in excess of the applicable generic numerical standards set out in Environmental Law at, in or under any real property owned or used by an Acquired Entity or Partially-Owned Entity.

4.22                        Insurance.  Each Acquired Entity, and to the Knowledge of Seller, each Partially-Owned Entity is, and has been since January 1, 2004, insured by reputable and financially responsible insurers in amounts and against risks and losses as are customary for companies conducting their respective businesses.  All insurance policies maintained with respect to each Acquired Entity, and to the Knowledge of Seller, each Partially-Owned Entity, are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. No Acquired Entity and, to the Knowledge of Seller, no Partially-Owned Entity has received notice of any fact, condition or circumstance which might reasonably form the basis of any claim against any Acquired Entity or, to the Knowledge of Seller, any Partially-Owned Entity which is not fully covered by insurance (subject to standard deductibles) maintained by it and which could have a Material Adverse Effect with respect to an Acquired Entity or, to the Knowledge of Seller, a Partially-Owned Entity.

4.23                        Management Controls.  Terasen Inc. (i) has designed disclosure controls and procedures to ensure that material information relating to the Acquired Entities is made known to the management of Terasen Inc. by others within those entities, and (ii) has disclosed, based on its most recent report prior to the date hereof, to Terasen Inc.’s auditors and the audit committee of Terasen Inc. any fraud, whether or not material, that involves management or other employees who have a significant role in Terasen Inc.’s internal controls. Seller has made available to Buyer a summary of any such disclosure made by management to Terasen Inc.’s auditors and audit committee since January 1, 2006 as such disclosure pertains to the Acquired Entities.

4.24                        Books and Records.  The books, records and accounts of each Acquired Entity, in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of each Acquired Entity, and (iii) accurately and fairly reflect the basis for the Financial Statements.  Each Acquired Entity has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets.

4.25                        Brokerage and Finders’ Fees.  Neither Seller nor any of its Affiliates or any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Seller, any brokerage, finders’ or similar fee in connection with the transactions contemplated hereby, for which Buyer or any Acquired Entity or Partially-Owned Entity has or will have any liability.

4.26                        No Material Adverse Effect.  To Seller’s Knowledge, there are no facts or circumstances not addressed in the preceding sections of this Article 4 relating to any

Acquired Entity or Partially-Owned Entity reasonably likely to result in a Material Adverse Effect on the Acquired Entities and Partially-Owned Entities as a whole.

4.27                        U.S. Operations.

(a)                                  As of the date of the Closing, none of the Acquired Entities: (i) owns or operates facilities that are located in any State in the United States and that are used for the generation, transmission, or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light, or power; or (ii) derives any part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light, or power, within the United States.

(b)                                 The Acquired Entities and all entities they control within the meaning of 16 C.F.R. Sec. 8.01(b) did not make sales in or into the United States in the year ended December 31, 2006 in excess of US $59.8 million.

4.28                        No Other Representations.  Except as and to the extent set forth in this Article 4, Seller makes no representation or warranty whatsoever to Buyer and Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any affiliate thereof).  Except for the representations and warranties contained in Article 4, Seller hereby expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the assets of any Acquired Entity or any Partially-Owned Entity (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials).  Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the business of any Acquired Entity or any Partially-Owned Entity.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows in each case except as set forth in Buyer’s Disclosure Schedule (each of which exception shall specifically identify the relevant sections hereof to which it relates):

5.1                               Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of its constating jurisdiction.

5.2                               Buyer’s Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions completed hereunder and to perform is obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby.  Each of this Agreement and the other documents related to the transactions contemplated hereunder has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

5.3                               No Conflict.  Assuming all consents, approvals, orders, authorizations, registrations, declarations or filings described in Section 5.4 have been made or obtained, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by Buyer do not and will not:

(a)                                  conflict with, or violate any provision of the constating documents of Buyer;

(b)                                 violate or breach any Laws binding upon Buyer; or

(c)                                  violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Buyer is a party or by which Buyer or its property is bound or subject;

except in the case of clauses (b) and (c) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer or materially impair the ability of Buyer to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

5.4                               Consents and Approvals.  No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or permit from, any Governmental Entity, or any other Person is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement or any other documents related to the transactions contemplated hereunder by Buyer, the performance of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby, other than:

(a)                                  any consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings, or registrations, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair Buyer’s ability to perform its obligations hereunder;

(b)                                 such registrations and other actions required under federal, state, provincial and territorial securities Laws as are contemplated by this Agreement;

(c)                                  any filings required under applicable corporate constating legislation;

(d)                                 as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates; or

(e)                                  as set forth on Section 5.4 Buyer’s Disclosure Schedule.

5.5                               Buyer’s Status.  Buyer is a Canadian as defined in and for the purposes of the Investment Canada Act.

5.6                               No Knowledge of a Breach.  Buyer has no Knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no Knowledge of any material errors in, or material omissions from, Seller’s Disclosure Schedule to this Agreement or the schedules or attachments to any agreement contemplated hereby.

5.7                               Financing.  Buyer has, and at the Closing will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the full Purchase Price to Seller when required hereunder and to consummate the transactions contemplated hereunder.

5.8                               Legal Proceedings.  There are no Proceedings to which Buyer is a party pending or, to the Knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

5.9                               Brokerage and Finders’ Fees.  Neither Buyer nor any of its Affiliates or any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Buyer, any brokerage, finders’ or similar fee in connection with the transactions contemplated hereby, for which Seller has or will have any liability.

5.10                        Nature of Investment.  Buyer is acquiring the Purchased Shares for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws.

5.11                        Independent Investigation.  Buyer hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Purchased Shares, each Acquired Entity and each Partially-Owned Entity, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of each Acquired Entity and each Partially-Owned Entity as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Purchased Shares, each Acquired Entity and each Partially-Owned Entity together with the representations and warranties of Seller herein.  This Section 5.11 shall not be read to derogate from Buyer’s rights in Section 9.1.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CLOSING

6.1                               Conduct of Business.  Subject to Section 6.2, Seller agrees as follows from the date of this Agreement to the Closing, in each case except (x) with the consent of Buyer to any deviation therefrom, which shall not be unreasonably withheld or delayed, (y) with respect to any matters which are disclosed in Section 6.1 of Seller’s Disclosure Schedule (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates), or (z) as expressly contemplated by this Agreement:

(a)                                  it shall cause each Acquired Entity and shall use Reasonable Efforts to cause each Partially-Owned Entity to (A) carry on its businesses in the usual and ordinary course consistent with past practices, (B) use Reasonable Efforts to preserve intact its present business organizations and material rights and franchises, to keep available the services of its current officers and employees, and to preserve its relationships with customers, suppliers and others having business dealings with it, and (C) maintain and keep its material properties and assets in as good repair and condition as at the date of this Agreement, subject to ordinary wear and tear, all to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at Closing;

(b)                                 (A) it shall cause each Acquired Entity to refrain from declaring or paying any common dividend or other distribution in respect of common share capital, except that:

(i) Terasen Gas Inc. may pay dividends up to an amount such that, immediately after giving effect to such payment, Terasen Gas Inc. will have a ratio of common equity to total capital of at least 35%;

(ii) Terasen Gas (Vancouver Island) Inc. may pay dividends up to an amount such that, after giving effect to such payment, Terasen Gas (Vancouver Island) Inc. will have a ratio of common equity to total capital of at least 40%; and

(iii) Terasen Inc. may pay dividends up to but not exceeding the aggregate amount of dividends received by it from Terasen Gas Inc. and Terasen Gas (Vancouver Island) Inc. or may use dividends so received to repay TI Debt, provided that in any of the foregoing (i), (ii) and (iii) payment of such dividends will not result in any violation of BCUC orders, policies, guidelines or directives.

(B) it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, issue, sell, pledge, reserve, set aside, dispose of, grant or encumber, repurchase, redeem or otherwise acquire any share of its capital or any securities or obligations convertible into, exercisable or exchangeable for shares of its capital, or authorize any of the foregoing.

(C) it shall cause Terasen Inc. to retain as cash (and not to distribute to its shareholders or to reduce Debt), any distributions received by Terasen Inc. from any Partially-Owned Entity.

(D) At the Effective Time, it shall cause Terasen Inc. to have no Debt outstanding to (i) any Acquired Entity or Partially-Owned Entity or (ii) Seller or an Affiliate of Seller that is not an Acquired Entity or Partially-Owned Entity.

(c)                                  it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, authorize, make or commit to make any capital expenditures (including capital lease obligations) in excess of $5 million individually or in the aggregate (provided that Seller shall promptly provide to Buyer notice and details with respect to any individual capital expenditure in excess of $1 million) other than budgeted capital expenditures, to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and those (A) approved by British Columbia Utilities Commission (the “BCUC”) or (B) that are required under applicable Law;

(d)                                 it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, reorganize, recapitalize, consolidate, dissolve, liquidate, amalgamate or merge with any other Person, nor acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or Person or otherwise acquire or agree to acquire any assets of any other Person as to which the total consideration is in excess of $6 million individually (or in respect of a series of related transactions) or $30 million in the aggregate (other than purchases of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

(e)                                  except with respect to the sale of assets of Acquired Entities as to which the aggregate market value is not in excess of $6 million individually (or in respect of a series of related transactions) or $30 million in the aggregate and except for the sale of gas in the ordinary course of business consistent with past practice, Seller shall cause the Acquired Entities to not, and shall use Reasonable Efforts to cause Partially-Owned Entities to not, sell, pledge, encumber, lease (whether such lease is an operating or capital lease) or otherwise dispose of any assets (other than relating to transactions between Acquired Entities);

(f)                                    it shall cause the Acquired Entities to not, and shall use Reasonable Efforts to cause Partially-Owned Entities to not, (A) incur any indebtedness for borrowed money or purchase money indebtedness or other than (1) indebtedness between Acquired Entities not undertaken in violation of Section 6.1(b)(D), (2) additional indebtedness incurred in the ordinary course of business consistent with past practice in an amount not to exceed $30 million in the aggregate and (3) additional borrowings under credit lines existing as of the date of this Agreement incurred in the ordinary course of business consistent with past practice, (B) enter into interest rate swaps with a notional amount in excess of $30 million in the aggregate, (C) enter into any material operating lease or create any mortgages or Liens on the property of an Acquired Entity or Partially-Owned Entity in connection with any indebtedness, or (D) refinance any debt other than as described in Section 6.1(f) of Seller’s Disclosure Schedule on terms acceptable to Buyer, acting reasonably;

(g)                                 except as required by applicable Law or any agreement to which an Acquired Entity or Partially-Owned Entity is a party on the date of this Agreement, it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause Partially-Owned Entities to not:

(i)                                     increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of any Acquired Entity or Partially-Owned Entity;

(ii)                                  increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of any Acquired Entity or Partially-Owned Entity, except for nominal increases for Persons who are not directors or officers made in the ordinary course of business consistent as to timing and otherwise with past practice over the last two completed fiscal years of the Acquired Entity or Partially-Owned Entity, as the case may be, provided that the overall compensation budget, on an average, per employee basis, shall not increase by more than the percentage set out in Section 6.1(g)(ii) of Seller’s Disclosure Schedule on an annual basis; or

(iii)                               adopt, establish, enter into or implement any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of any Acquired Entity or Partially-Owned Entity or amend any employee benefit plan, policy, severance or termination agreement;

(h)                                 it shall cause each Acquired Entity and shall use Reasonable Efforts to cause each Partially-Owned Entity to not amend or propose to amend its constating documents;

(i)                                     subject to applicable Law, it shall cause each Acquired Entity and shall use Reasonable Efforts to cause each Partially-Owned Entity to not implement any changes in its rates or charges (other than passthrough or tracking rate charges under existing tariff rate schedules or performance based ratemaking arrangements authorized by the BCUC), standards of service or accounting or execute any agreement with respect thereto that is otherwise permitted under this Agreement (a “Rate Change”) that could be reasonably expected to materially change the revenues of the business unit implementing such change or the asset subject to such change.  Seller shall cause each Acquired Entity to, and shall use Reasonable Efforts to cause each Partially-Owned Entity to, deliver to Buyer a copy of each filing or agreement relating to a Rate Change as soon as reasonably practicable provided that any such application relating to a Rate Change shall be provided to Buyer at least five days prior to the filing or execution thereof in respect of initial filings or agreements or any settlement in respect of any annual rate application and five days, or if not practical, as soon as reasonably practicable in the circumstances, prior to the filing or execution thereof in the event of subsequent filings or agreements or any settlement in respect of any annual rate application, and shall be subject to Buyer’s approval, not to be unreasonably withheld or delayed.  Seller will cause each Acquired Entity to, and shall use Reasonable Efforts to cause each Partially-Owned Entity to, make all such filings only in the ordinary course of business consistent with past practice;

(j)                                     it will cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, pay, discharge, satisfy, compromise or settle any claims, obligations or liabilities prior to the same being due which, individually or in the aggregate, are in excess of $10 million;

(k)                                  except in the ordinary course of business or as required by applicable Laws, each Acquired Entity shall not, and Seller shall use Reasonable Efforts to cause each Partially-Owned Entity to not, (i) enter into, terminate or waive any provision or exercise any option or relinquish any contractual rights under, or modify in any material respect any Material Contract or (ii) waive, transfer, grant or release any claims or potential claims of material value or (iii) waive any benefits of, or agree to modify in any respect any Material Contacts; or (iv) terminate, release or fail to enforce, or consent to any material matter with respect to which consent is required, under, any confidentiality or similar agreement to which any Acquired Entity or Partially-Owned Entity is a party or which any Acquired Entity or Partially-Owned Entity is a beneficiary;

(l)                                     it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, make any changes to the existing accounting practices, methods and principles relating to such Acquired Entity or Partially-Owned Entity except as required by Law or by GAAP as advised by the regular independent accountants of such Acquired Entity or Partially-Owned Entity, as the case may be;

(m)                               it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, (i) make, change or rescind any material tax election, (ii) take any action, or omit to take any action, in either case inconsistent with past practice, relating to the filing of any Tax Return or the payment of any Tax (except as otherwise required by Law), (iii) settle any material Tax claim or assessment, (iv) surrender any right or claim to a Tax refund, or (v) amend any of its transfer pricing policies;

(n)                                 it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, take or fail to take any action which would, cause any of Seller’s representations or warranties hereunder to be untrue in any respect or would be reasonably expected to prevent or materially impede, interfere with or delay the Closing or which would cause the conditions set forth in Section 10.1(a) not to be satisfied;

(o)                                 it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, license or commit to license or otherwise acquire or transfer any Intellectual Property Rights, other than in the ordinary course;

(p)                                 it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, amend, modify or terminate any insurance policy in effect on the date of this Agreement, except for the scheduled renewal thereof;

(q)                                 it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, (i) cancel any material indebtedness, or (ii) waive, transfer, grant or release any claims or potential claims of material value;

(r)                                    it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, enter into any new recognition agreement, collective agreement, works council agreement or similar agreement with any trade union or representative body other than with the prior approval of Buyer, acting reasonably; and

(s)                                  it shall cause each Acquired Entity to not, and shall use Reasonable Efforts to cause each Partially-Owned Entity to not, announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

6.2                               Pre-Closing Reorganization.

(a)                                  Seller shall cause the Pre-Closing Reorganization to be completed prior to Closing subject to and in accordance with Section 6.2 of Seller’s Disclosure

Schedule.  Seller’s representations and warranties in Article 4 shall be read as modified to the extent necessary to give effect to the Pre-Closing Reorganization.

(b)                                 Prior to Closing, Seller shall cause the Acquired Entities to be discharged from any and all obligations under each KMC Business Guarantee.  Seller shall use Reasonable Efforts to cause the Acquired Entities to be discharged from any and all obligations under each KMC Business LOC and, if any such KMC Business LOC cannot practicably be discharged prior to Closing, Seller shall deliver at Closing a letter of credit in favour of Terasen Inc. in an amount and term equal to any such KMC Business LOC.

(c)                                  Seller shall cause the steps in respect of the affected Benefits Plans set forth in the Pension and Benefits Appendix to Section 6.2 of Seller’s Disclosure Schedule to be completed.

6.3                               Satisfaction of Closing Conditions.  Each of Buyer and Seller shall use all Reasonable Efforts to ensure that the conditions to Closing that are within its respective control are satisfied and that the Closing in fact occurs, and in furtherance of the foregoing, each Party shall cooperate with the other Party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limitation, each Party shall:

(a)                                  use Reasonable Efforts to obtain as promptly as practicable all Government Approvals required to be obtained to consummate the transactions contemplated hereby and, in doing so, to keep the other Party informed as to the status of the proceedings and any material discussions or correspondence related to obtaining such Government Approvals, including providing the opportunity to be present for all material communications with any Governmental Entity and providing copies of all related applications and notifications, in draft and final form, in order for such other Party to provide its reasonable comments and all such applications and notifications shall be subject to the prior approval of such other Party, acting reasonably;

(b)                                 effect all necessary registrations, filings and submissions of information required by Governmental Entities in connection with the transactions contemplated hereby; and

(c)                                  cooperate with the other to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained to consummate the transactions contemplated hereby.

ARTICLE 7
EMPLOYEE MATTERS

7.1                               Maintenance of Benefit Plans.  Buyer shall cause the Acquired Entities to maintain the Benefit Plans in force unamended, except as may be required to comply with Laws, for the benefit of the Employees for no less than 12 calendar months following the Closing Date.

7.2                               Recognition of Service.  For any employee benefit plan maintained by Buyer in which an Employee becomes eligible to participate on or immediately following the Closing Date, Buyer shall recognize all service of the Employee with an Acquired Entity for purposes of eligibility and vesting.

7.3                               Maintenance of Terms of Employment.  Buyer shall cause the Acquired Entities to continue the employment of all Employees at the same or better salaries or wages with substantially similar hours of work and location and with duties similar to the duties currently being performed by such Employees in respect of the Acquired Entities for no less than 12 calendar months following the Closing Date; provided, however, that this Section 7.2 shall not limit the Acquired Entities from terminating employees for cause.

7.4                               Unionized Employees.  Buyer shall cause the Acquired Entities to continue to (i) recognize the unions listed in Section 7.4 of Seller’s Disclosure Schedule as the sole and exclusive collective bargaining agents as of the Closing Date and immediately thereafter for Employees represented by such unions immediately prior to the Closing Date; and (ii) be bound by the terms and conditions of the collective bargaining agreements set forth in Seller’s Disclosure Schedule effective as of the Closing Date.

ARTICLE 8
TAX MATTERS

8.1                               Tax Returns.

(a)                                  Buyer shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Acquired Entities for all taxable periods ending on or before the Closing Date, provided that such Tax Returns shall be subject to the review and approval of Seller in its sole discretion prior to filing in respect of any matter affecting the KMC Business or the Pre-Closing Reorganization, including tax elections described in Sections 6.1(m) and 6.2 of Seller’s Disclosure Schedule.  Buyer shall, and shall cause the Acquired Entities to, co-operate with Seller, and Seller shall co-operate with Buyer, with respect to the preparation and filing of all Tax Returns described in this provision.

(b)                                 Buyer shall not, and shall not allow any of the Acquired Entities to, amend, re-file or otherwise modify or grant a waiver or an extension of any statute of limitations with respect to any Tax Return for any of the Acquired Entities for any taxation year ending on or before the Closing Date and shall not request an audit or assessment of any such Tax Return, in each case without the prior written consent of Seller.  Seller shall not file an amended Tax Return for any of the Acquired Entities for any period ending on or before the Closing Date and shall not request an audit or assessment of any such Tax Return, in each case without the prior written consent of Buyer.

8.2                               Tax Refunds.  If after the Closing Date, Buyer or any of the Acquired Entities receives a refund or utilizes a credit of any Tax relating to the KMC Business or the Pre-Closing Reorganization, Buyer shall pay to Seller within 15 days after such receipt an amount equal to such refund received or credit (or so much of such refund or credit as relates to the portion of the taxable period ending on or before the Closing Date) utilized, together with any interest received or credited thereon.

8.3                               Access to Tax Records.  Buyer and Seller shall co-operate fully, and Buyer shall cause the Acquired Entities to co-operate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any pending, threatened or actual assessment or reassessment of Tax, audit, litigation or other proceeding with respect to Taxes (each a “Tax Proceeding”) involving any period which begins prior to Closing.  Such co-operation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

8.4                               Retention of Books and Records.  Buyer and Seller agree:

(a)                                  to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the date that is 180 days after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and

(b)                                 to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use their Reasonable Efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Law.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1                               Access to Information and Confidentiality.

(a)                                  Access.  Between the date hereof and the Closing, Seller shall (i) in the case of each Acquired Entity, and (ii) in the case of each Partially-Owned Entity, use all Reasonable Efforts to:

(i)                                     give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such plants, pipelines, and other facilities, and such books and records, of each Acquired Entity or Partially-Owned Entity (as applicable), as are reasonably necessary to allow Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 4;

(ii)                                  cause officers of each Acquired Entity or Partially-Owned Entity (as applicable) to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to such Acquired Entity or Partially-Owned Entity as Buyer may from time to time reasonably request; and

(iii)                               Seller shall have the right to have a representative present at all times during any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Seller, any Acquired Entity, or any Partially-Owned Entity.  Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  Buyer shall, however, have no right of access to, and Seller shall have no obligation to provide to Buyer bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids.

(b)                                 Retention by Seller.  Seller and any Seller Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transactions contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defence of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller.

(c)                                  Record Preservation by Buyer.  Buyer shall preserve and keep all books and records (other than Tax books and records which are addressed in Section 8.4) relating to the business or operations of each Acquired Entity on or before the Closing Date in Buyer’s possession for a period of at least five years from the

Closing Date.  After such 5-year period, before Buyer shall dispose of any of such books and records, Buyer shall give Seller at least 90 calendar days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select.  Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of each Acquired Entity, and each Partially-Owned Entity relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if any possibility exists that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 5-year period set forth in this Section 9.1(c).

(d)                                 Transition Services Agreement.  Seller and Buyer shall enter into a transition services agreement substantially in the form that has been agreed between the Parties to provide to Seller access for up to six-months following Closing to Employees of the Acquired Entities to assist Seller in transitional issues relating to the KMC Business and payroll services.

9.2                               Regulatory Consents.  Each Party shall use all Reasonable Efforts to obtain all material authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals) that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such material authorizations, consents, orders, and approvals, giving such notices, and making such filings.  Without limitation to the foregoing:

(a)                                  Competition Act.  Buyer shall file or cause to be filed with the Commissioner of Competition (the “Commissioner”) in respect of the transactions contemplated by this Agreement a request for an advance ruling certificate under Section 102 of the Competition Act (Canada) or, in the alternative, written advice that the Commissioner has concluded that she does not have sufficient grounds to initiate proceedings before the Competition Tribunal to challenge the transactions contemplated by this Agreement under the merger provisions of the Competition Act (a “No-Action Letter”).  Buyer shall use its Reasonable Efforts to make such filing promptly (and in any event within 14 days) following the date of this Agreement.  Each of Buyer and Seller shall use their respective Reasonable Efforts to respond promptly to any requests for additional information and documentary materials made by the Competition Bureau, to make any further filings that may be necessary, proper or advisable in connection therewith, including any pre-merger notification filings pursuant to Part IX of the Competition Act in order to obtain an advance ruling certificate or No-Action Letter at the earliest possible date.  Each of Buyer and Seller shall bear its own costs and expenses of preparation of its respective filings; provided, however, that Buyer shall pay the filing fee to the Competition Bureau in connection with the filings.

(b)                                 BCUC Approval.  Buyer shall file or cause to be filed with the BCUC in respect of the transactions contemplated by this Agreement, an application for an order pursuant to the Utilities Commission Act approving the acquisition by Buyer of the issued and outstanding shares of the Acquired Entities. Buyer shall bear its own costs and expenses of preparation and filing of the application, make such application promptly (and in any event within 30 days) following the date of this Agreement, respond promptly to any requests for additional information and documentary materials made by the BCUC, and make any further application filings that may be necessary, proper or advisable in connection therewith, in order to obtain the order at the earliest possible date.

(c)                                  Cooperation.  With respect to all Governmental Approvals, each Party shall resist in good faith, at its respective cost and expense, any assertion that the transactions contemplated by this Agreement should not proceed to completion, all to the end of expediting consummation of the transactions contemplated hereby.  Buyer and Seller shall provide one another with advance drafts of filings and other correspondence with Governmental Entities with respect to Governmental Approvals and a reasonable opportunity to comment thereon and shall consider such comments in good faith.  Each Party shall consult with the other Party prior to any meetings, by telephone or in person, with the staff of applicable Governmental Entities concerning the transactions contemplated by this Agreement.

9.3                               Intentionally deleted.

9.4                               Audited Financial Statements.  Seller will provide or cause to be provided to Buyer audited financial statements prepared in conformity in all material respects with GAAP (except as otherwise disclosed therein) of (i) the entities listed in Section 9.4 of Seller’s Disclosure Schedule on or before March 30, 2007, (ii) Terasen Inc. (on a cut-out basis excluding the KMC Business) on or before May 1, 2007, in both cases, as of and for the year ended December 31, 2006.  Buyer shall reimburse Seller for third party costs related to such Terasen Inc. cut-out audited financial statements.

9.5                               Public Announcements.  From the date of this Agreement until the Closing Date, Buyer and Seller shall consult with each other before they or any of their Affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby.  Buyer and Seller and their Affiliates shall not issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required), except as may be required by Law.

9.6                               Supplemental Disclosure.  Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly its Disclosure Schedule with respect to any matter hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule. The Party supplementing or amending its Disclosure Schedule (the “Disclosing

Party”) shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to the other Party (the “Receiving Party”).  The Receiving Party will have 10 days after receipt (the “Termination Period”) in which to review the Supplemental Disclosure. Subject to Section 6.2, if the Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would have a Material Adverse Effect with respect to the Receiving Party if the Closing occurred, the Receiving Party may terminate this Agreement by delivering a termination notice to the Disclosing Party within the Termination Period.  The termination notice must specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach, and describe why the breach would have a Material Adverse Effect.  Such termination shall be the terminating Party’s sole remedy for a breach of a representation and warranty disclosed by the Supplemental Disclosure.  If a termination notice is not received within the Termination Period, such Disclosure Schedule will be deemed, for all purposes, to be amended or supplemented as described in the Supplemental Disclosure as of the date hereof.

9.7                               Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

9.8                               Damage or Casualty Loss.  Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to the properties or assets of any Acquired Entity prior to Closing, this Agreement shall remain in full force and effect and there shall be no reduction in the Purchase Price.  No failure of a condition to Closing shall be deemed to exist by virtue of such event if such damages do not result in a Material Adverse Effect or if prior to Closing (i) Seller repairs such damage at Seller’s expense (which Seller shall have no obligation to do) or (ii) the Acquired Entity has received confirmation from its insurance underwriters that the Acquired Entity has adequate insurance coverage to recover the full loss resulting from such damage in all material respects.

9.9                               Excluded Assets.

(a)                                  Pre-Closing Transfer.  The transaction of purchase and sale contemplated by this Agreement excludes (in addition to the KMC Business, which is the subject matter of Section 6.2), and prior to the Closing Date, Seller may cause (or shall cause, in respect of the KMC Business) each Acquired Entity to transfer to Seller or any of its Affiliates, the following assets (the “Excluded Assets”):

(i)                                     subject to Section 9.8, all insurance policies and rights under any insurance policies in respect to any and all claims made in respect of (i) the KMC Business, or (ii) which Seller has repaired the damage, as contemplated in Section 9.8(i) under such policies whether such claims are asserted before or after the Closing Date.

(ii)                                  the proprietary information described in the last sentence of Section 9.1(a)(iii); and

(iii)                               the Seller Retained Marks.

Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to the Excluded Assets.

(b)                                 Cooperation.  Buyer acknowledges that Seller, between the time of execution of this Agreement and the Closing Date, will be taking various actions required to transfer and assign the Excluded Assets from each Acquired Entity to Seller or a Seller Affiliate.  Buyer shall cooperate with Seller in effecting all required assignments, conveyances and other agreements required to transfer and assign the Excluded Assets to Seller or its designated Affiliates.  If the transfer of any of the Excluded Assets requires the consent of any Third Party and such consent is not received prior to Closing, Seller and Buyer shall cooperate and use Reasonable Efforts to obtain such consents to the extent required of such Third Party.  If and when any such consent is obtained, Buyer will transfer the applicable asset to Seller or its Affiliate.  If any such consent cannot be obtained, Buyer shall cooperate in any reasonable arrangement designed to obtain for Seller all benefits, obligations and privileges of the applicable asset, including, possession, use, risk of loss, potential for gain and dominion, control and demand.

9.10                        Removal of Retained Marks.  Following Closing, Buyer shall ensure that neither it nor any of the Acquired Entities shall use or continue to use any Seller Retained Marks and Seller shall ensure that neither it nor any of the entities carrying on the KMC Business (a “KMC Entity”) shall use or continue to use the word “Terasen” (which is sometimes hereinafter referred to, collectively with the Seller Retained Marks, as the “Retained Marks”).  Each of the Parties shall within 60 days after the Closing Date (i) cause the removal of the Retained Marks of the other Party from the assets of each Acquired Entity or KMC Entity, as the case may be, including signage, and provide written verification thereof to the other Party promptly after completing such removal, and (ii) return or destroy (with proof of destruction) all other assets of each Acquired Entity or KMC Entity, as the case may be, that contain any Retained Marks that are not removable.  Neither Party shall conduct any business or offer any goods or services, or suffer or permit any entity it controls to so conduct or offer, under the Retained Marks of the other Party.  Neither Party will send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks of the other Party or otherwise operate any Acquired Entity or KMC Entity, as the case may be, in any manner which would or might confuse any Person into believing that such Party has any right, title, interest or license to use the Retained Marks of the other Party.

9.11                        Insurance.  Buyer acknowledges that, at or promptly following the Closing, the insurance policies, surety bonds and performance bonds maintained by each Acquired Entity or by Seller or a Seller Affiliate for the benefit of any Acquired Entity shall be terminated or modified to exclude coverage of any Acquired Entity, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance and bonds, and including insurance or bonds required by any Third Party to be maintained by any Acquired Entity.  If required by Law or contract, Buyer shall provide to Governmental Entities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of each Acquired Entity following the Closing.

9.12                        Derivative Instruments.  Seller shall cause Terasen Inc. to unwind prior to Closing all price swaps, hedges, futures or similar instruments to which Terasen Inc. is a party, including those listed in Section 4.16(d) of Seller’s Disclosure Schedule.

9.13                        Buyer Financings.  Seller shall use Reasonable Efforts to provide Buyer with the information and assistance requested required by Buyer relating to the Acquired Entities and the Partially-Owned Entities in connection with any Buyer financing that is proposed prior to Closing.  Seller shall request the auditors and former auditors of Terasen Inc. to provide all necessary assistance with respect to any such financings at the expense of Buyer.

9.14                        Disclosed Information.  Buyer acknowledges and agrees with Seller that, if Buyer its Affiliates, auditors or agents (an “Information User”) uses or discloses any information (including financial statements, results or other information) (“Disclosed Information”) provided by Seller, its Affiliates, auditors or agents (an “Information Provider”) for any purpose, including:

(a)                                  to allow Buyer to prepare any financial statements or to allow Buyer’s auditors to express an audit opinion or comfort letter;

(b)                                 for Seller to provide a representation letter to any auditor, financial advisor or other Person;

(c)                                  in respect of any equity or debt financing of Buyer relating to the completion of the transactions contemplated herein; or

(d)                                 otherwise pursuant to applicable Law (including Laws respecting securities),

then the Information Providers shall have no liability whatsoever to any Information User or other Person in connection with any claim by such Information User or any Third Party Claim arising out of the use of the Disclosed Information.  Buyer and Seller acknowledge and agree that the use or disclosure of Disclosed Information neither supplements or derogates from the representations and warranties provided by Seller in Article 4, or the liability of Seller in respect thereof.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER

10.1                        Seller Conditions.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to Material Adverse Effect contained therein) that would not be reasonably likely individually or in the aggregate to result in a Material Adverse Effect with respect to Seller.

(b)                                 Performance of Covenants and Agreements.  Buyer shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

(c)                                  Legal Proceedings.  No preliminary or permanent injunction or other order,decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

(d)                                 Consents and Approvals.

(i)                                     Any applicable waiting period under section 123 of the Competition Act shall have expired or been earlier terminated or waived, and the Commissioner shall have issued a No-Action Letter satisfactory to Seller, acting reasonably, or an advance ruling certificate in respect of the transactions contemplated by this Agreement.

(ii)                                  Buyer shall have obtained the final order specified in Section 9.2(b) upon terms that would not have a Material Adverse Effect with respect to Seller.

(iii)                               There shall have been obtained any and all other Governmental Approvals specified on Section 4.6 of Seller’s Disclosure Schedule.

ARTICLE 11
CONDITIONS TO OBLIGATIONS OF BUYER

11.1                        Buyer Conditions.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to Material Adverse Effect contained therein) that would not be reasonably likely individually or in the aggregate to result in a Material Adverse Effect with respect to an Acquired Entity or a Partially-Owned Entity.

(b)                                 Performance of Covenants and Agreements.  Seller shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

(c)                                  Legal Proceedings.  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby, shall be in effect.

(d)                                 Consents and Approvals.

(i)                                     Any applicable waiting period under section 123 of the Competition Act shall have expired or been earlier terminated or waived, and the Commissioner shall have issued a No-Action Letter satisfactory to Buyer, acting reasonably, or an advance ruling certificate in respect of the transactions contemplated by this Agreement.

(ii)                                  Buyer shall have obtained the final order specified in Section 9.2(b) (which order shall be unappealable) on terms that would not (A) prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries of any material portion of the business or assets of the Acquired Entities and Partially-Owned Entities, taken as a whole, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Acquired Entities and Partially-Owned Entities, taken as a whole, (C) impose limitations on the ability of the Acquired Entities and Partially-Owned Entities, taken as a whole, to acquire or hold, or exercise full rights of ownership of, any shares, including the right to vote such shares of the Acquired Entities and Partially-Owned Entities, (D) prohibit Buyer from effectively controlling in any material respect the business or operations of the Acquired Entities and Partially-Owned Entities, taken as a whole or (E) impose any condition or restriction that would be materially burdensome to the future operations or business of any business unit of the Acquired Entities and Partially-Owned Entities, taken as a whole, the result of which, in the aggregate would have a Material Adverse Effect.

(e)                                  Pre-Closing Reorganization.  (i) Seller shall have completed the Pre-Closing Reorganization, and (ii) Terasen Inc. shall not be in default under any instrument providing for TI Debt.

ARTICLE 12
TERMINATION, AMENDMENT AND WAIVER

12.1                        Termination.  Prior to the Closing, this Agreement may be terminated in the following manner:

(a)                                  by mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Shares hereunder and such order, decree, ruling, or other action shall have become final and unappealable provided that such Party has satisfied its obligations under Section 9.2 in response to the actions or requests of such Governmental Entity;

(c)                                  by (A) Seller, if the conditions in Section 10.1(a) or 10.1(b) have not been fulfilled or, in the alternative, waived by Seller on or before the Closing Date, or (B) Buyer, if the conditions set forth in Section 11.1(a) or 11.1(b), have not been fulfilled or, in the alternative, waived by Buyer on or before the Closing Date; provided that the terminating Party must give the defaulting Party at least five Business Days’ prior notice of such failure (and the Closing Date shall be extended for such period during which Reasonable Efforts to cure are being made by the Party obligated to fulfill the condition, but not beyond November 30, 2007) and the failure is not, or cannot be, cured before November 30, 2007;

(d)                                 by either Seller or Buyer, if the Closing shall not have occurred on or before November 30, 2007, but the right to terminate this Agreement under this Section 12.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(e)                                  pursuant to the provisions of Section 9.6.

12.2                        Effect of Termination.  If a Party terminates this Agreement under Section 12.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect; provided, however, that the agreements contained in Section 9.7 and this Article 12 shall survive the termination hereof and provided further that, subject only to Section 12.3, termination of this Agreement shall not relieve either Party from liability for damages actually incurred by the other Party as a result of any breach of this Agreement.  No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.

12.3                        Effect of Misrepresentation.  Prior to Closing, the sole recourse of:

(a)                                  Buyer in respect of any inaccuracy or other breach of any representation and warranty provided by Seller and set forth in this Agreement, excepting only the representation and warranty in Section 4.2(c), shall be termination in accordance with Section 12.1(c), and Buyer releases Seller from any loss, liability or any other claim arising in respect any inaccuracy or other breach thereof, and covenants to not make or otherwise prosecute any claim against Seller or Seller Affiliates with respect thereto; and

(b)                               Seller in respect of any inaccuracy or other breach of any representation and warranty provided by Buyer and set forth in this Agreement, excepting only the representation and warranty in Section 5.7, shall be termination in accordance with Section 12.1(c), and Seller releases Buyer from any loss, liability or any other claim arising in respect any inaccuracy or other breach thereof, and covenants to not make or otherwise prosecute any claim against Buyer or Buyer Affiliates with respect thereto.

For greater certainty, after the Closing the provisions of Article 13 shall govern the liabilities of one Party to the other hereunder.

ARTICLE 13
INDEMNIFICATION

13.1                        Indemnification.

(a)                                  Seller’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 13, Seller shall indemnify, defend and hold harmless Buyer Indemnitees from and against any and all Losses actually incurred by any of Buyer Indemnitees that arise out of:

(i)                                     any breach of Title Warranties of Seller under this Agreement;

(ii)                                  any breach of the covenants or obligations of Seller under this Agreement to be performed after Closing; and/or

(iii)                               any agreement, fact, event or condition relating to or resulting from the KMC Business or the Pre-Closing Reorganization, including:

(A)                              any liability or obligation of any Acquired Entity or Partially-Owned Entity in respect of Taxes;

(B)                                any liability or obligation of any Acquired Entity or Partially-Owned Entity to make payment pursuant to any guarantee, indemnity or other contingent obligation;

(C)                                any liability or obligation of any Acquired Entity or Partially-Owned Entity resulting from any party asserting its right to receive any payment in respect of interest, principal, penalty or other amount in connection with any indebtedness; and

(D)                               any event or condition relating to the KMC Business which now or hereafter constitutes a violation of, or gives rise to any liability under, Environmental Laws,

but only to the extent relating to the KMC Business or the Pre-Closing Reorganization.

(b)                                 Buyer’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 13, Buyer shall indemnify, defend and hold harmless Seller Indemnitees from and against any and all Losses actually incurred by any of Seller Indemnitees that arise out of:

(i)                                     any breach of Title Warranties of Buyer under this Agreement;

(ii)                                  any breach of the covenants or obligations of Buyer under this Agreement to be performed after Closing;

(iii)                               any Third Party Claim arising out of the use of or reliance on Disclosed Information; and/or

(iv)                              the businesses, ownership or operations of each Acquired Entity and Partially-Owned Entity; provided, however, that the facts giving rise to such Losses do not constitute a breach of any of Seller’s representations and warranties.

(c)                                  Limitations on Indemnity.

(i)                                     None of Buyer Indemnitees shall be entitled to indemnification under Section 13.1(a)(ii) and none of Seller Indemnities shall be entitled to indemnification under Section 13.1(b)(ii):

(A)                              for any Loss of less than $500,000 with respect to any single occurrence or matter; or

(B)                                until the aggregate amount of all the Losses (excluding Losses referred to in Section 13.1(c)(i)(A)) actually suffered by Buyer Indemnitees or Seller Indemnitees, as the case may be, exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount.

(ii)                                  In no event shall Seller be required to indemnify Buyer Indemnitees for Losses suffered pursuant to (A) Section 13.1(a)(i), in any amount for all such Losses exceeding the Purchase Price, or (B) Section 13.1(a)(ii), in any amount for  all such Losses exceeding 10% of the Purchase Price.

(iii)                               In no event shall Buyer be required to indemnify Seller Indemnitees for Losses suffered pursuant to (A) Sections 13.1(b)(i) and 13.1(b)(iii) taken together, in any amount for all such Losses exceeding the Purchase Price, or (B) Section 13.1(b)(ii), in any amount for  all such Losses exceeding 10% of the Purchase Price.

(iv)                              The amount of any Loss for which either a Buyer Indemnitee or Seller Indemnitee claims indemnification shall be reduced by: (A) any available or recoverable insurance proceeds with respect to a Loss; and (B) the value of any net tax benefit realized (by reason of a Tax deduction, basis reduction, shifting of income, credits and/or deductions or otherwise) by such Indemnitee in connection with the Loss.

(d)                                 Waiver of Punitive or Consequential Damages.

(i)                                     Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable to Seller Indemnitees for any exemplary, punitive, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a third party against a Seller Indemnitee for which such Seller Indemnitee is entitled to indemnification under this Agreement.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable to Buyer Indemnitees for any exemplary, punitive, special, consequential, remote or speculative damages, except to the extent any such damages are included in any action by a third party against a Buyer Indemnitee for which such Buyer Indemnitee is entitled to indemnification under this Agreement.

(iii)                               Survival.  Subject to the terms hereof, the Title Warranties set forth in this Agreement, and the obligations set forth in this Article 13, shall survive the Closing for the limitation period prescribed by Law.

(e)                                  Exclusive Remedy.  The indemnification provisions of this Article 13 shall be the sole and exclusive remedy of each Party (including Seller Indemnitees, Buyer Indemnitees and Acquired Entity) after the Closing with respect to this Agreement and the transactions contemplated hereby.

13.2                        Defence of Claims.

(a)                                  Notice.  If an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from any of Buyer or Seller, as applicable (such party, being referred to as the “Indemnifying Party” for the purposes of this Section 13.2), the Indemnitee will give such Indemnifying Party reasonable prompt notice thereof.  In no event shall such notice be given later than 10 days after the Indemnitee’s receipt of notice of such Third Party Claim.  However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnitee, to elect to assume the defence of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defence at such Indemnitee’s own expense.

(b)                                 Opportunity to Defend.  If within 10 days after an Indemnitee provides notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defence of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defence thereof.  Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a Third Party makes a firm offer to settle such party’s Third Party Claim on a basis that would not impose a financial or other obligation on the part of the Indemnitee except one for which the Indemnitee is entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(c)                                  Direct Claim.  Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 days after the Indemnitee becomes aware of such Direct Claim.  However, the failure to give timely notice will not affect the rights and obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced.  The Indemnifying Party will have a period of 90 days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such 90-day period, the Indemnifying Party will be deemed to have accepted such Direct Claim.  If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

13.3                        Conduct of Tax Claims.  From and after the Closing Date:

(a)                                  Buyer shall notify Seller in writing within 15 Business Days of receipt by Buyer of notice of any pending or threatened federal, provincial, local or foreign Tax audits, examinations, claims, assessments or other proceedings for which Buyer is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Section 13.1(a)(iii)(A) (a “Tax Claim”).  However, the failure to give timely notice will not affect the rights and obligations of Seller as Indemnifying Party except and only to the extent that, as a result of such failure, Seller is prejudiced.

(b)                                 Seller shall be entitled to participate in or with respect to any Tax Claim and, provided that it pays in full any amount of Tax outstanding (or alleged by a Taxing Authority to be outstanding), at Seller’s sole expense may assume the entire carriage and control of that Tax Claim.

(c)                                  Where a Tax Claim may be the subject of indemnification by Seller, Buyer shall not:

(i)                                     communicate with any Taxing Authority with respect to a Tax Claim unless Seller has consented to such communication in writing, which consent shall not be unreasonably withheld, or

(ii)                                  agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Claim without the prior written consent of Seller.

(d)                                 Where Seller requests in writing that Buyer consent to a settlement of a Tax Claim which is the subject of an indemnity by Seller, the obligation of Seller to indemnify Buyer for that Tax Claim shall be limited to the amount that Seller would have been required to pay in respect of the Tax Claim if the settlement had been accepted, and where Seller has carriage and control of that Tax Claim and Buyer refuses to consent to such settlement, Seller shall forthwith transfer carriage of the contest of the Tax Claim to Buyer or its nominees at Buyer’s sole expense from the time of such transfer.

ARTICLE 14
MISCELLANEOUS

14.1                        Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Buyer:	with a copy to:

Fortis Inc.	Davies Ward Phillips & Vineberg LLP
The Fortis Building	44th Floor, 1 First Canadian Place
Suite 1201, 139 Water Street	Toronto, ON M5X 1B1
St. John’s, NL A1B 3T2	Attention:Arthur Shiff
Attention:Ronald W. McCabe	Fax:(416) 863-0871
Fax:(709) 737-5307

If to Seller:	with copies to (if provided no more than two years following the Closing Date):

c/o Kinder Morgan, Inc.	Blake, Cassels & Graydon LLP
500 Dallas Street, Suite 1000	3500, 855 - 2nd Street S.W.
Houston, TX 77002	Calgary, Alberta
Attention:Joseph Listengart Esq.	T2P 4J8
Fax:(713) 369-9499	Attention:Mungo Hardwicke-Brown
Fax:(403) 260-9700

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile transmission, when the answer back is received.

14.2                        Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.

14.3                        Waiver.  Either Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other Party with any of the other Party agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

14.4                        Entire Agreement.  This Agreement, together with the Schedules, the Exhibits and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

14.5                        Termination of Confidentiality Agreement.  Each of Buyer and Seller agrees that the Confidentiality Agreement shall automatically terminate and shall be of no further force or effect as of the Effective Time.

14.6                        Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns provided neither this Agreement nor any of the rights, interests, or obligations hereunder, except as specifically provided in the second recital hereto, may be assigned by either Party without the prior written consent of the other Party.  Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

14.7                        Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.

14.8                        Governing Law; Consent to Jurisdiction.

(a)                                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia, without regard to its conflict of laws rules or principles.

(b)                                 The Parties hereby irrevocably submit to the jurisdiction of the courts of the Province of British Columbia over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defence of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.9                        Further Assurances.  From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

14.10                 Disclosure Schedule.  The Disclosure Schedules shall be deemed to include and incorporate all disclosures made under this Agreement.  Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

14.11                 Guarantee of Performance.  Effective from and after the effective time of the transfer of the Purchased Shares referred to in the second recital hereto, Guarantor hereby irrevocably and unconditionally guarantees to and in favour of Buyer the full and complete performance by Seller of all Seller’s obligations under this Agreement, including in Article 13.  Buyer shall not be required to exhaust its remedies against Seller as a pre-condition to calling for performance of this Guarantee.

14.12                 Counterparts.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all on the day and year first above written.

FORTIS INC.		3211953 NOVA SCOTIA COMPANY

by	/s/ H. Stanley Marshall	by	/s/ Joseph Listengart
	Name:H. Stanley Marshall		Name:Joseph Listengart

	Title:President and Chief Executive Officer		Title:Vice President

by	/s/ Barry V. Perry
Name:Barry V. Perry
Title:Vice President, Finance and Chief Financial Officer
KINDER MORGAN, INC.

		by	/s/ David D. Kinder
Name:David D. Kinder

Title:Vice President, Corporate Development and Treasurer